UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 11, 2021

(Date of earliest event reported)

Corning Natural Gas Holding Corporation

(Exact name of registrant as specified in its charter)

New York	000-00643	46-3235589
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 West William Street, Corning, New York	14830
(Address of principal executive offices)	(Zip Code)

(607) 936-3755

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

1

Item 8.01 Other Events

As previously announced, on January 12, 2021, Corning Natural Gas Holding Corporation, a New York corporation (the “Company,” “we” or “us”), entered into an agreement and plan of merger (the “merger agreement”) with ACP Crotona Corp., a Delaware corporation (“Parent”), and ACP Crotona Merger Sub Corp., a New York corporation (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “merger”). On May 27, 2021, we will hold our 2021 annual meeting of shareholders at which we will seek shareholder approval of the merger and the transactions contemplated by the merger agreement. In connection with the annual meeting, on April 22, 2021 we filed with the U.S. Securities and Exchange Commission a definitive proxy statement (the “proxy statement”). The proxy statement includes important information about the merger and merger agreement.

On April 27, 2021, we received a letter from Rigrodsky Law P.A., and on May 6, 2021, a letter from Long Law, LLC, on behalf of purported shareholders of the Company claiming allegedly material omissions in the proxy statement (the “demand letters”). The two demand letters are substantially identical and primarily focus on our financial forecasts and the summary of the opinion of our financial advisor Janney Montgomery Scott LLC that the merger consideration is fair, from a financial point of view, to the holders of our common stock. The Rigrodsky and Long firms were previously Rigrodsky & Long, P.A. and separated earlier this year. The firms regularly make shareholder demands in connection with pending merger transactions. We requested basic information about the purported shareholders that the Rigrodsky and Long firms represent (the number of shares held and length of time held, for example) but received no response. It appears that both purported shareholders have served as plaintiffs in actions previously brought by these firms.

On May 11, 2021, WeissLaw LLP filed a complaint on behalf of purported shareholder Richard Lawrence in the United States District Court for the Southern District of New York against the Company and our board members, captioned Lawrence v. Corning Natural Gas Holding Corp. et. al., Case No. 1:21-cv-04232-AJN (the “Lawrence complaint”). The Lawrence complaint alleges that our directors and officers are conflicted in connection with the merger and deficiencies in the proxy statement that are nearly identical to those included in the demand letters. On May 12, 2021, we received a letter from WeissLaw demanding that we correct the alleged deficiencies in the proxy statement. The firm regularly makes shareholder demands in connection with pending merger transactions. We believe the claims made in the Lawrence complaint are baseless and intend to vigorously defend the suit.

We believe that our disclosure included in the proxy statement complies fully with applicable law and that the demand letters and the Lawrence complaint are without merit. Nevertheless, in order to moot the purported deficiencies of the proxy statement alleged in the demand letters and the Lawrence complaint, avoid the risk of delaying the consummation of the merger, and minimize the costs, risks and uncertainties inherent in litigation, we, without admitting any liability or wrongdoing, have determined to voluntarily supplement the proxy statement with the supplemental disclosures included in this Current Report on Form 8-K (the “supplemental disclosures”).

Nothing in the supplemental disclosures should be considered an admission of the legal necessity or materiality under applicable laws of any of the disclosures included. To the contrary, we vehemently deny all of the allegations in the demand letters and the Lawrence complaint that any additional disclosures are required.

Supplemental Disclosures

You should consider the following supplemental information in conjunction with the proxy statement, which you should read in its entirety. To the extent that the supplemental information differs from information contained in the proxy statement, the supplemental information supersedes or supplements the information in the proxy statement. Capitalized terms used in the supplemental information, but not otherwise defined, have the meanings assigned to them in the proxy statement. “P/E” means price-to-earnings.

Background of the Merger

The disclosure under the heading “The Merger — Background of the Merger” is supplemented by adding the following paragraph before the last paragraph on page 24 of the proxy statement:

During discussions they had in late 2020, Mr. Klapow informed Mr. German that Argo intended to retain our senior management team, including Mr. German, following completion of the merger. Mr. German informed our board of these discussions. In early 2021, an Argo representative told Mr. Lenns that he hoped Mr. Lenns would continue to serve as CFO post-merger. Messrs. German and Lenns indicated to Argo that they would be willing to consider remaining with the Company as CEO and CFO. However, there have been no further discussions concerning the length of expected employment, compensation or other related matters, and Argo is not obligated to retain any of our senior management team and none of our management team members have agreed to continue with the Company upon completion of the merger.

The disclosure under the heading “The Merger — Background of the Merger” is supplemented by adding the following sentence to the end of the last paragraph of this section on page 25 of the proxy statement:

The non-disclosure agreements with these two parties contain standstill provisions that remain in effect following the go-shop period. In addition, the agreements restrict these parties from requesting that we amend or waive the agreed-upon standstill, effectively precluding them from making a proposal after the go-shop period.

Financial Projections

The following disclosure replaces the table under the heading “The Merger — Financial Projections” on page 30 of the proxy statement:

	Projections for Fiscal Years (in thousands)
	2021	2022	2023	2024
Revenue (1)	$39,264	$41,473	$42,561	$43,682
Gross Margin (2)	30,193	32,211	33,054	33,924
Operating & Maintenance (excluding Depreciation)	12,628	12,957	13,217	13,481
Taxes other than Income Taxes	4,009	4,075	4,284	4,504
Other Deductions, net	255	255	246	247
Regulatory Amortization in O&M	754	754	754	754
EBITDA (3)	14,055	15,677	16,062	16,447
Net Income	4,446	5,372	5,718	5,925
Capital Expenditures	8,096	8,506	9,024	9,078

(1)	Revenue growth rate is forecasted at 21.2% in 2021, 5.6% in 2022, 2.6% in 2023, and 2.6% in 2024.
(2)	Gross Margin forecast assumes 76.9% in 2021, 77.7% in 2022, 77.7% in 2023, and 77.7% in 2024.
(3)	Adjusted EBITDA represents net income (or loss) attributable to the Company’s common shareholders, excluding: (i) interest expense, (ii) income tax expenses, and (iii) depreciation, amortization and accretion.

Opinion of Our Financial Advisor

The following disclosure replaces the introductory sentence and table under the heading “The Merger — Opinion of Our Financial Advisor — Financial Analyses Conducted by Janney — Comparable Public Trading Multiples Analysis” on page 34 of the proxy statement:

The following tables summarize the results of the comparable public trading multiples analysis:

	LTM P/E Multiple	2020 P/E Multiple	2021 P/E Multiple	LTM EBITDA Multiple	2020 EBITDA Multiple	2021 EBITDA Multiple
Atmos Energy Corporation	18.3x	18.6x	17.4x	12.8x	12.4x	11.2x
Chesapeake Utilities Corporation	25.6x	25.1x	22.8x	15.0x	15.3x	13.5x
Northwest Natural Holding Co.	21.1x	19.3x	17.2x	11.0x	10.5x	9.7x
ONE Gas, Inc.	20.5x	20.1x	18.9x	11.9x	11.5x	10.7x
RGC Resources, Inc.	19.4x	19.3x	18.3x	13.3x	N/A	N/A
South Jersey Industries, Inc.	16.0x	13.7x	12.9x	13.7x	13.2x	11.4x
Spire, Inc.	16.5x	16.6x	14.5x	12.5x	13.2x	10.7x
Southwest Gas Holdings, Inc.	14.7x	15.1x	14.0x	8.7x	8.5x	7.8x
Unitil Corporation	21.3x	20.9x	17.9x	10.2x	9.7x	8.8x

	25th Percentile	75th Percentile	Implied Share Price Range
Enterprise Value / LTM EBITDA	11.0x	13.3x	$16.74	$25.10
Enterprise Value / 2020E EBITDA	10.3x	13.2x	$16.23	$27.53
Enterprise Value / 2021E EBITDA	9.5x	11.2x	$20.58	$28.68
Price / LTM Earnings Per Share	16.5x	21.1x	$17.27	$22.08
Price / 2020E Earnings Per Share	16.6x	20.1x	$18.97	$22.94
Price / 2021E Earnings Per Share	14.5x	18.3x	$21.66	$27.35

The following disclosure replaces the introductory sentence and table under the heading “The Merger — Opinion of Our Financial Advisor — Financial Analyses Conducted by Janney — Precedent Transactions Analysis” on page 34 of the proxy statement:

Precedent Transactions Analysis. Based on publicly available information, Janney analyzed certain information relating to the following selected transactions announced in the utility industry since 2016 and compared the merger with companies affiliated with Argo from a financial point of view to these other transactions to the extent information concerning such transactions was publicly available.

Date Announced	Acquirer	Target	LTM EBITDA Multiple	LTM P/E Multiple
12/30/2020	UGI Corporation	Mountaintop Energy Holdings LLC	16.7x	NM
10/21/2020	Avangrid, Inc.	PNM Resources, Inc.	11.9x	20.6x
12/5/2019	Chesapeake Utilities Corporation	Elkton Gas Company	11.5x	23.6x
6/3/2019	J.P. Morgan Asset Management, Inc.	El Paso Electric Company	13.1x	28.6x
10/23/2018	Aqua America Inc.	LDC Funding LLC (Peoples Natural Gas Company)	15.5x	NM
5/21/2018	NextEra Energy, Inc.	Gulf Power Company	11.8x	27.4x
4/23/2018	CenterPoint Energy, Inc.	Vectren Corporation	12.2x	26.7x
10/16/2017	South Jersey Industries, Inc.	Elizabethtown Gas Company	16.4x	N/A
8/31/2017	Liberty Utilities Co.	St. Lawrence Gas Company, Inc.	18.1x	NM
2/21/2017	PNG Companies LLC (Peoples Natural Gas Company)	Delta Natural Gas Company, Inc.	13.7x	NM
1/25/2017	AltaGas Ltd.	WGL Holdings, Inc.	15.3x	28.7
10/10/2016	First Reserve Energy Infrastructure Fund II, LP	Gas Natural Inc.	14.5x	NM
4/26/2016	Spire Inc.	EnergySouth, Inc.	11.3x	25.9x
2/1/2016	Dominion Resources, Inc.	Questar Corp.	10.1x	19.4x

Note: Based on Janney’s professional judgment certain LTM P/E Multiples were marked NM or “not meaningful” and excluded from the analysis.

The following disclosure replaces the disclosure under the heading “The Merger — Opinion of Our Financial Advisor — Financial Analyses Conducted by Janney — Discounted Cash Flow Analysis” on page 35 of the proxy statement:

Discounted Cash Flow Analysis. Janney performed a discounted cash flow analysis to estimate the present value of the Company’s common stock based on the Company’s projected future cash flows. Janney used the Company’s projections for the fiscal years ended 2021–2024 as described above in this section. For purposes of its discounted cash flow analyses, unlevered free cash flow is defined as operating income less taxes, plus depreciation and amortization expenses, less capital expenditures, less change in net working capital. Company projections did not include a net working capital forecast; changes in net working capital were derived by Janney based on discussions with management concerning working capital increases as a result of increases in revenue.

The following table summarizes the unlevered free cash flow used in the discounted cash flow analysis:

	Fiscal Year Ended (in thousands)
	2021E	2022E	2023E	2024E
Unlevered Free Cash Flow	$1,959	$3,431	$3,420	$3,658

Janney utilized an illustrative terminal value in the year 2024 based on an Enterprise Value/EBITDA exit multiple range of 11.6x to 12.6x that was determined based on Janney’s experience and professional judgment, which included, but was not limited to, reviews of relevant multiples from the Comparable Public Trading Multiples Analysis above. Janney discounted the unlevered free cash flows and terminal value to a present value as of December 31, 2020, using the mid-year discount convention and a range of discount rates of 9.2% to 11.2%. The range of discount rates was derived based on the Company’s assumed weighted average cost of capital under the capital asset pricing model based on Janney’s experience and professional judgment and included assumptions regarding post-tax cost of debt, market risk premium, equity size premium, risk free rate, beta (which was based on a re-levered adjusted beta of the companies used in the Comparable Public Trading Multiples Analysis above) and debt to total capitalization. Janney then subtracted from the range of illustrative enterprise values it derived for the Company the amount of net debt of $73.7 million (including the Company’s preferred stock) of the Company to calculate the present values of illustrative equity values of the Company. Janney then divided such present values of illustrative equity values by the number of shares of Company common stock outstanding on a fully diluted basis (3.1 million). This analysis resulted in a range of illustrative per share value of $20.82–$27.68. It should be noted that the implied valuation per share range using this method is highly dependent upon our management’s projections as well as the terminal value assumptions used.

Safe Harbor Regarding Forward-Looking Statements

The Company is including the following cautionary statement in this release to make applicable, and to take advantage of, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Corning Natural Gas Holding Corporation. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects” “intends,” “plans,” “predicts,” “believes,” “may,” “will” and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include, but are not limited to the Company’s ability to complete the proposed merger; any event, change or circumstance that might give rise to the termination of the merger agreement; the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally; the risk that the proposed merger will not be consummated in a timely manner; the ability of the Company to obtain shareholder approval of the proposed merger; the ability of the Company to obtain regulatory approval of the proposed merger; the Company’s continued ability to make dividend payments; the Company’s ability to implement its business plan, grow earnings and improve returns on investment; fluctuating energy commodity prices; the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers; changes in the utility regulatory environment; wholesale and retail competition; the Company’s ability to satisfy its debt obligations, including compliance with financial covenants; weather conditions; litigation risks; and various other matters, many of which are beyond the Company’s control; the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission (the “SEC”); and other factors that the Company is currently unable to identify or quantify, but may exist in the future. The Company expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Additional factors that may affect the future results of the Company are described in its filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2020 and recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.

Additional Information and Where to find It

This communication may be deemed to be solicitation material in respect of the Merger. In connection with the Merger, the Company has filed relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a proxy statement in definitive form dated April 22, 2021 (the “Proxy Statement”) filed with the SEC on April 22, 2021 in connection with its 2021 annual meeting of shareholders that contains important information about the Merger and related matters. Shareholders are urged to read the Proxy Statement and other relevant documents carefully and in their entirety because they contain important information about the Merger and related matters. You may obtain a free copy of these materials and other documents filed by the Company with the SEC at the SEC’s website at www.SEC.gov, at the Company’s website at www.CorningGas.com or by writing to the Company’s Corporate Secretary at Corning Natural Gas Holding Corporation, 330 W. William Street, Corning, New York 14830, or by calling the Company’s Corporate Secretary at 607-936-3755. You also may read and copy any reports, statements and other information filed by the Company with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in The Solicitation

The Company and its directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies with respect to the merger. Information regarding the Company’s directors and executive officers is available in the Proxy Statement. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement and other relevant materials to be filed with the SEC when they become available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 17, 2021	Corning Natural Gas Holding Corporation

/s/ Michael I. German
By Michael I. German
President and Chief Executive Officer